Exhibit 7

                              SETTLEMENT AGREEMENT

                  This Settlement Agreement and Release (this "Agreement") is made and entered into as of the 27th day of June, 1996, by and between The Krupp Corporation ("Krupp"), a Massachusetts corporation with a principal place of business at 470 Atlantic Avenue, Boston, Massachusetts 02210, and Liquidity Financial Group, L.P. ("Liquidity") individually and on behalf of certain Affiliates as hereinafter defined, a California limited partnership with a principal place of business at 2200 Powell Street, Suite 700, Emeryville, California 94608.

                               W I T N E S S E T H

                  WHEREAS, Liquidity is engaged in the business of sponsoring and managing funds which invest in, among other things, real estate limited partnerships;

                  WHEREAS, Krupp and certain affiliates sponsored and are engaged in the business of managing, among other things, real estate limited partnerships;

                  WHEREAS, Liquidity sponsored and manages Liquidity Fund #33 LP as well as other investment funds, and may in the future sponsor and manage and/or provide investment advice to additional investment funds (collectively, the "Liquidity Funds"), and Krupp sponsored and manages Krupp Realty Fund, Ltd.-III ("Realty III") and Krupp Realty Limited Partnership-V ("Realty-V") as well as other investment funds, and may in the future sponsor or manage additional investment funds (individually a "Krupp Fund" and collectively, the "Krupp Funds");

                  WHEREAS, Liquidity has, on behalf of certain of the Liquidity Funds sought to obtain from Krupp lists of the investors in certain of the Krupp Funds for the stated purpose of contacting such investors in order to attempt to acquire their units in the Krupp Funds;

                  WHEREAS, Krupp has refused to provide lists of the investors to Liquidity, alleging that they are not entitled to obtain such lists and Liquidity has stated that, absent a satisfactory resolution, its present intention is to litigate the issue;

                  WHEREAS, the parties have conferred through their respective counsel and are desirous of resolving and settling Liquidity's claims, upon the terms and conditions hereinafter set forth.

                  NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


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         1. DELIVERY OF LISTS: Within ten (10) business days of the date of this
Agreement, Krupp will deliver to Liquidity lists of investors (containing the names, addresses and capital contributions of such investors) in Realty III and Realty V. The lists will be sorted alphabetically and delivered in both paper format and on 3.5" IBM Compatible computer diskette in ASCII format. Any additional lists delivered pursuant to paragraph 3 below will also be delivered in both paper format and on 3.5" IBM Compatible computer diskette in ASCII format.
         2. PAYMENT FOR LISTS: Within ten (10) business days of the date of this Agreement, Liquidity will deliver to Krupp payment for the estimated cost of reproducing and delivering such lists in the total amount of $600.00.

         3. PROVISION OF ADDITIONAL LISTS: From time to time during the twelve
(12) month period commencing on the date hereof and expiring on the first anniversary date of this Agreement, Krupp will, upon written request from Liquidity, deliver to Liquidity within fifteen (15) business days of receipt of such written request, updated lists of investors in Realty III and Realty V, or, to the extent a Liquidity Fund is a Limited Partner or Shareholder (as the case may be) in any other Krupp Fund, current lists of investors in such other Krupp Fund, provided such request includes an undertaking by Liquidity to pay the cost of reproducing and delivering such lists within ten business days after receipt of such lists.

         4. RESTRICTION ON ACTIVITIES: For a period commencing on the date hereof and continuing for thirty (30) months from the last date an investor list in a Krupp Fund is delivered to Liquidity in response to Liquidity's request, Liquidity and any person or entity controlling, controlled, managed or advised by Liquidity or its subsidiaries (including the Liquidity Funds) or under common control with Liquidity ("Liquidity Affiliates") shall not, without the prior written consent of Krupp, which may be granted or withheld in Krupp's sole and exclusive discretion and for any reason, or no reason:

                  (a) vote its interests in any Krupp Fund on any issue other than in proportion to the votes of all other interest holders who vote on such issue;

                  (b) in any manner acquire, attempt to acquire, or make a proposal to acquire, directly or indirectly, more than a 25% interest in any Krupp Fund;

                  (c) propose, or propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation or other similar transaction involving any Krupp Fund;

                  (d) form, join or otherwise participate in a "group" within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended, with respect to any voting securities of a Krupp Fund;


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                  (e) make or participate in any way, directly or indirectly, in any solicitation of "proxies" or "consents" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of any Krupp Fund.

                  (f) sell, transfer or assign any interests in any Krupp Fund to any person or entity not bound by the terms and conditions of this Agreement;

                  (g) disclose any intention, plan or arrangement inconsistent with the terms of this Agreement;

                  (h) loan money to, advise, assist or encourage any person in connection with any of the actions restricted or prohibited by this Agreement.
         5. USE OF LISTS, PROHIBITION ON FURNISHING TO OTHERS: Any investor list obtained by Liquidity or Liquidity Affiliates relative to any Krupp Fund will be utilized only for the purpose of contacting investors to inquire as to whether they wish to sell their units in such Krupp Fund to a Liquidity Fund, and for no other purpose. The lists will not be furnished by Liquidity or Liquidity Affiliates to any other person or entity.

         6. THIRD PARTIES: If at any time Liquidity or Liquidity Affiliates is approached or contacted by any third party concerning participation in a transaction involving the assets, businesses or securities of any Krupp Fund or involving any of the actions proscribed by Section 4 hereof or otherwise by this Agreement, Liquidity or Liquidity Affiliates, as the case may be, will immediately notify such party of its inability to participate in such a transaction and its obligation to notify Krupp and will thereafter promptly (and in any event, within five (5) business days) notify Krupp of the nature of such contact and the parties thereto. Krupp will indemnify, defend and hold harmless Liquidity and the Liquidity Affiliates from and against any and all claims, demands or liabilities that may arise as a result of Liquidity's or any Liquidity Affiliates' strict compliance with the terms of this paragraph.

         7. COMPLIANCE WITH SECURITIES AND OTHER LAWS: Liquidity and Liquidity Affiliates acknowledge their obligations under the Securities Laws and Rules of the Securities and Exchange Commission.

         8. PROVISION OF COPIES OF ALL COMMUNICATIONS: Liquidity and Liquidity Affiliates covenant and agree that they shall deliver to Krupp at least five (5) business days before mailing or otherwise distributing to investors in any Krupp Fund any communication to be given to one or more investors in any Krupp Fund.


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         9. FIDUCIARY DUTIES OF KRUPP; SAFE HARBOR PROVISION, PROTECTION OF
PARTNERSHIP STATUS:  Liquidity acknowledges that:

                  (a) Krupp and its affiliates have significant fiduciary obligations to the investors in the Krupp Funds, and has stated that it is entering into this Agreement to, among other things, fulfill those fiduciary obligations;

                  (b) Krupp may need to take certain further action to meet its fiduciary obligations, including, without limitation, suspending the acceptance of transfer paperwork in one or more Krupp Funds to avoid the termination of such Krupp Fund's status as a partnership under the Internal Revenue Code of 1986 (the "Code"), as amended; avoid the treatment of such Krupp Fund as a Publicly Traded Partnership under the Code; or cause the Krupp Fund to fall outside any so-called "Safe Harbor" provision relating to taxation or tax status, including provisions relating to Publicly Traded Partnerships; and

                  (c) That the suspension of the acceptance of transfer paperwork by Krupp would mean that notwithstanding the presentment of valid transfer paperwork and the terms of this Agreement, transfers requested by Liquidity or a Liquidity Affiliate would not be processed nor reflected on the books and records of the Krupp Fund.

                  Nothing herein shall be construed, however, as an acknowledgment or agreement by Liquidity that Krupp has the right under any particular circumstances to suspend the acceptance of transfer paperwork, or as a waiver of any future claims of Liquidity arising out of any such suspension or other similar action.

         10. RELEASE: FOR AND IN CONSIDERATION OF THE AGREEMENTS HEREIN MADE, LIQUIDITY, INDIVIDUALLY AND ON BEHALF OF THE LIQUIDITY AFFILIATES, DOES HEREBY REMISE, RELEASE AND ACQUIT KRUPP AND ALL OF ITS PARTNERS, OFFICERS, DIRECTORS, AFFILIATES, PREDECESSORS, SUCCESSORS AND ASSIGNS AND EACH OF THEIR PARTNERS, OFFICERS, DIRECTORS, AFFILIATES, PREDECESSORS, SUCCESSORS AND ASSIGNS, FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, COSTS, EXPENSES, ACTIONS AND CAUSES OF ACTION WHICH LIQUIDITY AND THE LIQUIDITY AFFILIATES (INCLUDING THEIR PARTNERS, OFFICERS, DIRECTORS, AFFILIATES, SUCCESSORS AND ASSIGNS AND ALL OF THEIR PARTNERS, OFFICERS, DIRECTORS, AFFILIATES, PREDECESSORS, SUCCESSORS AND ASSIGNS) HAD IN THE PAST, NOW HAS, OR MAY IN THE FUTURE ACQUIRE, ARISING FROM OR RELATED TO THE FAILURE OR REFUSAL OF KRUPP TO PRODUCE AN INVESTOR LIST OF ANY KRUPP FUND, EXCEPT FOR SUCH A FAILURE OR REFUSAL IN VIOLATION OF THE PROVISIONS OF THIS AGREEMENT.

         11. NOTICES: Any and all notices required or permitted hereunder shall be in writing and shall be deemed given or served, as the case may be, upon actual delivery to the parties at the following addresses:


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                  If to Liquidity:  Liquidity Financial Group, L.P.
                                    220 Powell Street, Suite 700
                                    Emeryville, California  94608
                                    Attention:  Brent Donaldson

                  With a copy to:   Roger B. Mead, Esq.
                                    Folger & Levin
                                    Embarcadero Center West Tower
                                    275 Battery Park, 23rd Floor
                                    San Francisco, California  94111

                  If to Krupp:      The Krupp Corporation
                                    470 Atlantic Avenue
                                    Boston, Massachusetts   02210
                                    Attention:  Laurence Gerber

                  With a copy to:   Scott D. Spelfogel, Esq.
                                    Vice President and General Counsel
                                    The Berkshire Group
                                    470 Atlantic Avenue
                                    Boston, Massachusetts  02210


         12. NO ADMISSIONS, CONFIDENTIALITY: The parties agree that this Agreement is being entered into solely to settle disputed claims, and nothing herein shall be deemed to constitute an admission of liability on the part of Krupp, all such liability being expressly contested. The parties agree that their discussions prior to entering into this Agreement, the nature, existence and terms of this Agreement, and all matters relating to the dispute and settlement shall be strictly confidential and not disclosed by either party to any individual or entity, not be admissible in court for any purpose. Notwithstanding the foregoing, should either party believe that it must produce this Agreement in response to subpoena or other lawful process, it shall first notify the other party and provide the other party with at least fifteen (15) business days in which to seek to quash or limit any such subpoena or process, before producing this Agreement. To the extent the second party does not have standing to seek to quash or limit the subpoena, the first party shall cooperate in such efforts, provided such cooperation does not result in the incurring of any costs on the part of said first party.

         13. ENFORCEMENT: The parties agree that each shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement, in addition to all other remedies available at law or in equity. In the event either party must refer this Agreement to an attorney for enforcement, the prevailing party shall be entitled to all costs of enforcement, including attorney's fees.


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         14. GOVERNING LAW; VENUE AND JURISDICTION: This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to principles of conflict of law thereof. The parties agree that the Federal and state courts located within the Commonwealth of Massachusetts shall have exclusive jurisdiction over disputes arising hereunder, and the parties hereby consent to such venue and submit to the jurisdiction of such courts.

         15. CAPTIONS: Captions and section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

         16. AMENDMENTS: This Agreement may be amended, changed, modified, altered or terminated only by written instrument or written instruments signed by all of the parties hereto.

         17. SEVERABILITY: In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

             IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

                                      LIQUIDITY FINANCIAL GROUP, L.P.
                                      By:   Liquidity Financial Corporation, its
                                            general partner

                                      By: S/Brent Donaldson
                                         ----------------------------
                                            Brent Donaldson
                                            President


                                      THE KRUPP CORPORATION

                                      By: S/Laurence Gerber
                                         ----------------------------
                                            Laurence Gerber
                                            President





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